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                                  Exhibit 23
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KPMG PEAT MARWICK
Certified Public Accountants

Consent of Independent Auditors

Board of Directors
EDO Corporation:

We consent to incorporation by reference in the Registration Statements No.2-69243, 33-1526 and 33-28020 on Form S-8 of EDO Corporation of our reports dated March 4, 1994, relating to the consolidated balance sheets of EDO Corporation and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports are incorporated by reference or appear in the December 31, 1993 annual report on Form 10-K of EDO Corporation.

Our reports refer to changes in the methods of accounting for income taxes and postretirement health care and life insurance benefits.



KPMG PEAT MARWICK

Jericho, New York
March 28, 1994